Exhibit 10.20

June 5, 2003

Lee McGrath

CFO

Versant Corporation

6539 Dumbarton Circle

Fremont, CA 94555

Re:  Confirmation of renewal of line of credit dated April 18, 2002

Dear Lee,

Per our discussions, this letter will confirm that Pacific Business Funding ("Bank") a division of Cupertino National Bank has approved to renew the existing line of credit to Versant Corporation ("Borrower") to July 18, 2004.

Borrower will pay lender a fee of $25,000 for this renewal.

All other terms and conditions granted to each party in the Loan and Security Agreement ("Agreement") dated and sign by both parties on April 18, 2002 and extended by both parties via an amendment on April 11, 2003, excepted as specifically noted above, shall remain the same.

Please call with any questions or sign below acknowledging the above.

Best regards,

/s/ Mike Hansen
Senior Vice President
Pacific Business Funding

Agreed to:

By:	/s/ Lee McGrath
It's:	CFO
Date	6/4/03